FOR IMMEDIATE RELEASE

Subject:	Nitches, Inc. announces third quarter 2005 results

Contact:	Steve Wyandt
Web: http:// www.nitches.com
E-mail: ir@nitches.com
Phone: (858) 625-2633 (Option # 1: Corporate)

          SAN DIEGO, California, July 20, 2005 – Nitches, Inc. announced today its results for the three and nine month periods ended May 31, 2005.  Net sales for the third quarter of fiscal 2005 were $7.4 million versus $9.0 million for the third quarter of 2004.  The sales decrease came as the result of a decrease in unit sales in the Company’s Newport Blue® licensed men’s wear line.  This was due primarily to the loss of Sam’s Club as a customer as compared to a year ago.  The Company reported a net loss for the recent quarter of $188,000, or $.16 per share, compared to net income of $83,000, or $.07 per share, for the year earlier period.  Results for the recent period included a loss of $66,000, or $.06 per share, related to the Company’s interest in Designer Intimates, Inc. as compared to a loss of $172,000 in the year ago period.

          For the nine months ended May 31, 2005, net sales were $20.3 million versus $25.5 million for the first nine months of fiscal 2004.  The sales decrease resulted from a decrease in unit sales of the Company’s Newport Blue® licensed men’s wear line as noted previously, offset partially by an increase in sales of the Company’s sleepwear line.  The Company reported a net loss of $724,000 or $.62 per share for the first nine months of fiscal 2005, compared to net income of $863,000 or $.74 per share for the year earlier period.  The net loss for the recent nine months reflects net income of $8,000, or $.01 per share, derived from the Company’s interest in Designer Intimates and compares to net income of $238,000 in the year ago period.

	Three Months Ended May 31		Nine Months Ended May 31

	2005	2004	2005	2004

Net sales	$7,403,000	$9,024,000	$20,261,000	$25,503,000
Designer Intimates income	(66,000)	(172,000)	8,000	238,000
Net income (loss)	(188,000)	83,000	(724,000)	863,000
Earnings per share	$(0.16)	$0.07	$(0.62)	$0.74
Shares outstanding	1,171,169	1,171,169	1,171,169	1,171,169

          In October 2002, the Company acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company.  Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches’ 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income.  For the three-month period March through May, the Company recognized a $66,000 loss from the unconsolidated subsidiary.  Furthermore, for the nine month period September through May, the Company recognized $8,000 in income on this investment.  This income is reported net of tax and is not taxable to the Company.  For the same nine month period, Designer Intimates had net income of $28,000 on sales of $40.0 million.

10280 Camino Santa Fe   •    San Diego, California 92121   •    www.nitches.com     •    Fax: 858.625.0746

          The Company had unfilled customer orders of $13.6 million at May 31, 2005 compared to $10.3 million at February 29, 2004, with such orders generally scheduled for delivery by November 2005 and November 2004, respectively.  These amounts include both confirmed and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed.  While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that cancellations, rejections and returns will not reduce the amount of sales realized from the backlog of orders at May 31, 2005.

          Increased orders in the Company’s women’s sleepwear and specialty lines contributed to the increase in backlog of $3.3 million.  Because of the Company’s reliance upon a few major accounts, any deteriorating financial performance by one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the Company.

          Nitches, Inc. is an importer and wholesale distributor of men’s and women’s garments, manufactured to specifications primarily in foreign countries.  The Company’s shares are traded on the National SmallCap Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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10280 Camino Santa Fe   •    San Diego, California 92121   •    www.nitches.com     •    Fax: 858.625.0746